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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)
                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant  /X/

Filed by a party other than the registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement

/X/  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               HUFFY CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               Robert R. Wieland
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of filing fee (Check the appropriate box):

/X/  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11. [Table omitted as inapplicable.]

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing. [Information omitted as inapplicable.]

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

                                  [LOGO HERE]

                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 15, 1994

To our Shareholders:

     You are cordially invited to attend the Annual Meeting of Shareholders of Huffy Corporation which will be held this year on Friday, April 15, 1994, at 10:00 a.m., Eastern Daylight Time, at the Dayton Marriott Hotel, 1414 South Patterson Boulevard, Dayton, Ohio.

     Formal Notice of the Meeting and Proxy Statement accompany this letter. Please sign and return the enclosed proxy card in the envelope provided as soon as possible so that your shares will be represented at the meeting. We hope you will be present at the meeting.

Very truly yours,


/s/ Harry A. Shaw III
- ---------------------------
Harry A. Shaw III
Chairman of the Board

                                  [LOGO HERE]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 15, 1994

     The Annual Meeting of Shareholders of Huffy Corporation, an Ohio corporation, will be held at the Dayton Marriott Hotel, 1414 South Patterson Boulevard, Dayton, Ohio, on Friday, April 15, 1994, at 10:00 a.m., Eastern Daylight Time, for the following purposes:

     1. To elect five Directors to serve for terms of three years, two Directors to serve for terms of two years, and one Director to serve for a term of one year.

     2. To ratify the appointment of independent public accountants.

     3. To transact such other business as properly may be brought before the Annual Meeting or any adjournment(s) thereof.

     Shareholders of record at the close of business on February 18, 1994, are entitled to vote at the meeting or any adjournment(s) thereof.

                                       By Order of the Board of Directors


                                       /s/ Robert R. Wieland
                                       ---------------------------------
                                       Robert R. Wieland
                                       Secretary
Dayton, Ohio
March 8, 1994

     ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. WHETHER YOU EXPECT TO ATTEND OR NOT, PLEASE DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

                              POST OFFICE ADDRESS:
                               HUFFY CORPORATION
                                 P.O. BOX 1204
                               DAYTON, OHIO 45401

                               HUFFY CORPORATION
                                 P.O. BOX 1204
                               DAYTON, OHIO 45401

                                PROXY STATEMENT

                       FOR ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 15, 1994

                                                                   March 8, 1994

                              GENERAL INFORMATION

PERSONS MAKING THE SOLICITATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Huffy Corporation (the "Company") to be used at the Annual Meeting of Shareholders to be held on April 15, 1994, and any adjournment(s) thereof. This Proxy Statement and the accompanying proxy card were first mailed to Shareholders on or about March 8, 1994. The Company will bear the cost of soliciting proxies and will, upon request, reimburse banks, brokerage houses and other institutions for their expenses in forwarding proxy materials to their principals. Directors, Officers and employees of the Company may solicit proxies personally from some Shareholders if proxies are not received promptly. In addition, the Company may retain Morrow & Co., Inc. to assist in the solicitation of proxies, for which the Company will pay fees estimated to total $3,500.

VOTING SECURITIES

     The authorized capital stock of the Company carrying current voting rights consists of 60,000,000 shares of Common Stock, $1.00 par value, of which there were 14,676,036 shares issued and outstanding as of February 18, 1994. The close of business on February 18, 1994, has been fixed as the record date for the determination of the holders of Common Stock entitled to receive notice of and to vote at the Annual Meeting. Each share of Common Stock entitles the holder thereof to one vote.

ACTIONS TO BE TAKEN BY HOLDERS OF PROXIES

     Unless otherwise directed by the person giving the proxy, all properly executed proxies will be voted for the election of William K. Hall, Stephen P. Huffman, Linda B. Keene, Jack D. Michaels, Donald K. Miller, Richard L. Molen, James F. Robeson and Fred G. Wall as Directors of the Company; in favor of ratification of the appointment of KPMG Peat Marwick as independent public accountants for the Company for 1994; and, at the discretion of the holders of the proxies, in the transaction of such other business as may properly come before the meeting or any adjournment(s) thereof.

     The holders of the proxies may, in their discretion, vote for substitute nominee(s) designated by the Board of Directors, or take action to reduce the number of Directors, in the event that any nominee becomes unable to serve for any reason presently unknown.

     A proxy may be revoked at any time before exercise by written notice to the Company bearing a later date than the proxy, by submission of a later dated proxy, or by voting in person in open meeting (although presence at the Annual Meeting will not in and of itself constitute revocation of the proxy). Any written notice revoking a proxy should be sent to Huffy Corporation, P.O. Box 1204, Dayton, Ohio 45401, Attention: Robert R. Wieland, Secretary.

                             ELECTION OF DIRECTORS

     The Company's Board of Directors is divided into three classes, and one class is elected at each Annual Meeting. The Board of Directors of the Company recommends that five Directors be elected each for a three year term expiring in 1997. In addition, the Board of Directors of the Company recommends that two Directors be elected each for a two year term expiring in 1996, and one Director be elected for a one year term expiring in 1995. In 1993, in accordance with Ohio law and the Company's Code of Regulations, the Board of Directors increased the number of Directors constituting the full Board to 13. Linda B. Keene and Jack D. Michaels were elected in 1993 by the Board of Directors to fill the vacancies created by increasing the number of Directors constituting the Board. The Board of Directors of the Company currently has 13 Directors: six whose terms expire in 1994, four whose terms expire in 1995, and three whose terms expire in 1996. William K. Hall, Stephen P. Huffman, Donald K. Miller, Richard
L. Molen and Fred G. Wall, whose terms expire in 1994, have each been recommended by the Nominating Committee of the Board of Directors and nominated by the Board of Directors for election to the Board of Directors for a three year term expiring in 1997. Jack D. Michaels has been recommended by the Nominating Committee of the Board of Directors and nominated by the Board of Directors for election to complete the unexpired portion of his term ending in 1996. Linda B. Keene has been recommended by the Nominating Committee of the Board of Directors and nominated by the Board of Directors for election to complete the unexpired portion of her term ending in 1995. James F. Robeson has also been recommended by the Nominating Committee of the Board of Directors and nominated by the Board of Directors for election to the Board of Directors for a two year term expiring in 1996. Stuart J. Northrop, whose term also expires in 1994, is retiring from the Board of Directors after 22 years of loyal and dedicated service in accordance with the provisions of the Company's Director Retirement Policy.

     Under Ohio law, if a Shareholder gives written notice to the President, a Vice President or the Secretary of the Company, not less than 48 hours before the time fixed for the Annual Meeting, that such Shareholder desires the voting at the election of Directors to be cumulative, and if an announcement of the giving of such notice is made upon the convening of the meeting by the chairman or secretary of the meeting or by or on behalf of the Shareholder giving such notice, then the Directors will be elected by cumulative voting. In such event, each Shareholder has the right to give one candidate a number of votes equal to the number of Directors then being elected multiplied by the number of such Shareholder's shares, or to distribute such Shareholder's votes on the same principle among two or more candidates. In the event that Directors are elected by cumulative voting and cumulated votes represented by proxies solicited hereby are insufficient to elect all the nominees, then the holders of the proxies intend to vote such proxies cumulatively for the election of as many of such nominees as possible and in such order as the holders may determine. Votes will be counted by Bank One, Indianapolis, National Association acting as the inspector of elections.

     UNDER OHIO LAW AND THE COMPANY'S CODE OF REGULATIONS, THE EIGHT NOMINEES RECEIVING THE GREATEST NUMBER OF VOTES SHALL BE ELECTED AS DIRECTORS. SHARES AS TO WHICH THE AUTHORITY TO VOTE IS WITHHELD AND BROKER NON-VOTES ARE NOT COUNTED TOWARD THE ELECTION OF DIRECTORS, OR TOWARD THE ELECTION OF THE INDIVIDUAL NOMINEES SPECIFIED ON THE PROXY CARD.

     The following table sets forth certain information as to each nominee for Director and each other person whose term of office as Director will continue after this Annual Meeting of Shareholders:

                                                                                      Served as
                     Name and Principal Occupation                                     Director
                      For the Past Five Years(1)                             Age        Since
- ------------------------------------------------------------------------------------------------

                  NOMINEES FOR TERM EXPIRING IN 1997

William K. Hall, Chief Executive Officer and President of Eagle              50          1980(3)
  Industries, Inc. (manufacturer of air handling, building, process industry and utility products) since 1990; prior thereto President and Chief Operating Officer of such company since 1988(2)

Stephen P. Huffman, Vice President - Planning and Human Resources of         54          1984
  Blue Diamond Growers (an agricultural cooperative) since 1993; prior thereto Vice President - Administration of such company(4)

Donald K. Miller, Chairman of Greylock Financial Inc. (engaged in the        62          1988
  financing of management and leveraged buyouts) since 1992 and also
  Vice Chairman of Thomson Advisory Group L.P. (engaged in the management of institutional and individual fund assets) since 1993;
  prior thereto Managing Partner of Greylock Financial Partnership (now
  Greylock Financial Inc.) since 1986 and Chairman and Chief Executive
  Officer of Thomson Advisory Group L.P. since 1990(5)

Richard L. Molen, President and Chief Executive Officer of the Company       53          1985
  since 1993; prior thereto President and Chief Operating Officer of the Company(6)

                                                                                      Served as
                     Name and Principal Occupation                                     Director
                      For the Past Five Years(1)                             Age        Since
- ------------------------------------------------------------------------------------------------
Fred G. Wall, Chairman of Madsen Wire Products, Inc. (manufacturer of        59          1978
  fabricated wire products) since 1988; prior thereto and currently consultant to various manufacturing companies

                  NOMINEES FOR TERMS EXPIRING IN 1996

Jack D. Michaels, President and Chief Executive Officer of HON               56          1993
  INDUSTRIES Inc. (manufacturer of metal and wood office furniture, office products and pre-fabricated fireplaces) since 1991; prior thereto President of such company since 1990; prior thereto President and Chief Executive Officer of Hussman Corporation, a subsidiary of
  Whitman Corporation (manufacturer of refrigeration display equipment)(7)

James F. Robeson, Senior Director of Coopers & Lybrand (national             57            --
  accounting firm) since 1993; prior thereto Dean of the Richard T.
  Farmer School of Business Administration at Miami University(8)

                  NOMINEE FOR TERM EXPIRING IN 1995

Linda B. Keene, Vice President - Marketing Services of The Pillsbury         42          1993
  Company (multi-national food company) since 1992; prior thereto Vice
  President and General Manager, Desserts and Specialty Products at
  such company since 1991; prior thereto Vice President, Market
  Development and Strategic Planning, Baked Goods Division of such company since 1990; prior thereto Vice President of Marketing,
  Desserts and Flour Products of such company

                  DIRECTORS WHOSE TERMS EXPIRE IN 1995

Boake A. Sells, private investor since 1992; prior thereto Chairman and      56          1992
  Chief Executive Officer of Revco D.S., Inc. (retail drugstore chain)(9)

Geoffrey W. Smith, Vice President of LTI Ventures Leasing Corporation        48          1986
  (engaged in the financing of high-tech office automation equipment)
  since 1993; prior thereto Director of U.S. Multinational Division of
  The First National Bank of Boston since 1991; prior thereto Director
  - New England Credit Administration of such bank since 1990; prior thereto Division Executive of National Banking Group of such bank since 1989; prior thereto Division Executive of Health Care Division of such bank

                                                                                      Served as
                     Name and Principal Occupation                                     Director
                      For the Past Five Years(1)                             Age        Since
- ------------------------------------------------------------------------------------------------
Robin B. Smith, President and Chief Executive Officer of Publishers          54          1990
  Clearing House (direct mail marketer and magazine subscription company) since 1989; prior thereto President of such company(10)

                  DIRECTORS WHOSE TERMS EXPIRE IN 1996

Thomas D. Gleason, Vice Chairman of Wolverine World Wide, Inc.               58          1980
  (manufacturer of shoes and leather goods) since 1993; prior thereto
  Chairman and Chief Executive Officer of such company(11)

Harry A. Shaw III, Chairman of the Board of the Company since 1993;          56          1979
  prior thereto Chairman of the Board and Chief Executive Officer of the Company(12)

- ---------------

    (1) Except as disclosed herein, no information is included in this Proxy Statement for any portion of a period in which a Director did not hold office as a
        Director of the Company.

    (2) Mr. Hall is a Director of A.M. Castle & Co.

    (3) Mr. Hall has served on the Company's Board of Directors from 1980 through 1989, and since 1991.

    (4) Stephen P. Huffman and W. Anthony Huffman, Vice President - Corporate Affairs
        of the Company, are brothers.

    (5) Mr. Miller is a Director of RPM Inc. and Thomson Advisory Group L.P. and
        Trustee of Thomson Fund Group and Thomson Cash Accumulation Trust.

    (6) Mr. Molen is a Director of Alltrista Corporation.

    (7) Mr. Michaels is a Director of HON INDUSTRIES Inc.

    (8) Mr. Robeson is a Director of Roberds, Inc.

    (9) Mr. Sells is a Director of Promus Corporation.

   (10) Ms. Smith is a Director of Omnicom Group, Texaco Inc., Target Portfolio Trust,
        Prudential Institutional Liquidity Portfolio, The High Yield Income Fund, The
        High Yield Plus Fund, First Financial Fund, Global Yield Fund, The Global
        Utility Fund, and Springs Industries, Inc.

   (11) Mr. Gleason is a Director of Foremost Corp. of America and Wolverine World
        Wide, Inc.

   (12) Mr. Shaw is a Director of The Duriron Company, Inc., GenCorp Inc., Outboard
        Marine Corporation, Society Corporation, and Baldwin Piano and Organ Company.

MEETINGS BY, AND CERTAIN COMMITTEES OF, THE COMPANY'S BOARD OF DIRECTORS

     Thomas D. Gleason (Chairman), William K. Hall, Robin B. Smith, and Fred G. Wall comprise the Nominating Committee of the Board of Directors. The Nominating Committee seeks out and reviews the qualifications of possible candidates for Board membership. Shareholders may submit nominee recommendations, complete with qualifications, to any member of the Nominating Committee at any time. The Nominating Committee recommends to the Board of Directors candidates for election as Directors at annual meetings, candidates to fill vacancies on the Board, and candidates for Committees of the Board. During the last fiscal year, the Nominating Committee met seven times.

     Donald K. Miller (Chairman), Stephen P. Huffman, Boake A. Sells, and Geoffrey W. Smith comprise the Audit Committee of the Board of Directors. The Audit Committee meets with the Company's independent public accountants, internal auditors, and financial management executives. The Audit Committee reviews the scope and results of audits as well as recommendations made by the Company's auditors and executives with respect to internal accounting controls. During the last fiscal year, the Audit Committee met two times.

     Fred G. Wall (Chairman), Thomas D. Gleason, and William K. Hall comprise the Compensation Committee of the Board of Directors. The Compensation Committee sets salary and benefits policy, and determines compensation and benefit levels for the Company's Officers and certain other key employees. During the last fiscal year, the Compensation Committee met ten times.

     The Board of Directors also has an Executive Committee comprised of Stuart
J. Northrop (Chairman), Thomas D. Gleason, Donald K. Miller, Richard L. Molen, Harry A. Shaw III, and Fred G. Wall. During the last fiscal year, the Executive Committee met four times.

     During the last fiscal year, the Board of Directors met seven times. No Director attended fewer than 75 percent of the aggregate number of meetings of the Board of Directors and meetings of Committees thereof during the time such person was a Director and member of any such Committee.

COMPENSATION OF DIRECTORS

     The Company has a standard arrangement with its non-employee Directors (other than the Vice Chairman of the Board) for payment of an annual base compensation of $15,000, plus additional compensation of $900 per Board meeting attended. The members of the Executive Committee (excluding the Chairman of the Executive Committee) receive additional compensation of $1,250 per year and $900 per meeting attended. The Chairman of the Compensation Committee receives additional compensation of $3,000 per year. The Chairmen of the Audit and Nominating Committees each receive additional compensation of $1,500 per year. Except for the Executive Committee, each Committee member (including the Chairman of the Committee) receives $700 per Committee meeting attended. Additionally, Directors receive consulting fees of $500 for each half day of service provided outside their normal duties as Directors when such services are provided at the request of management of the Company and $500 for Board of Directors' visits to Company plant sites. Directors receive $2,500 for attendance at Board of Directors' retreat meetings but such fee is in lieu of all meeting fees for Board and Committee meetings held during such retreat. The Vice Chairman of the Board receives annual base compensation of $15,000 plus additional compensation of $45,000 per annum for his services as Vice Chairman of the Board and Chairman of the Executive Committee, for serving as liaison between the Chief Executive Officer and the Board, and as an ex-officio member of the Audit, Compensation and Nominating Committees of the Board, as a member of the Corporate Benefits Advisory Committee, and as a trustee of The Huffy Foundation, Inc., such amounts being in lieu of all other Director's compensation and fees. No Director who is an employee of the Company receives any compensation for services as a Director.

DIRECTOR PLANS

     Non-employee Directors who wish to do so may elect to defer payment of Directors' fees or take part of their Directors' fees in the form of stock options, pursuant to the Company's 1987 Director Stock Option Plan (the "1987 Plan"). The 1987 Plan provides for the automatic grant of options to purchase 5,625 shares (adjusted for stock splits) of the Company's Common Stock every third year, commencing in 1988, on the second business day after the Annual Meeting of Shareholders. No such options were granted in 1993. Options are granted to members of the Board of Directors of the Company who are not employees of the Company or any of its subsidiaries ("Outside Directors"). The purchase price of the Common Stock is 100 percent of the fair market value of the Common Stock on the date of grant.

     In addition to options granted automatically every three years, if an Outside Director files an irrevocable election with the Secretary of the Company at least six months prior to July 1 of any year electing not to receive all or a portion of his or her annual base compensation, which is currently $15,000 per year, to be earned in the following 12 month period beginning July 1 and ending June 30, then the Company shall grant options automatically on July 1 or, if July 1 is not a business day, on the next business day to such Outside Director. The number of shares of Common Stock for which options will be granted will be the nearest number of whole shares of Common Stock determined in accordance with the following formula:

      Portion of Annual Base Compensation Not Received
      ------------------------------------------------
                Fair Market Value minus $1.00            = Number of Shares

     For the 12 month period beginning July 1, 1994, and ending June 30, 1995, Outside Directors have elected not to receive, in the aggregate, $70,000 of their annual base compensation and to have the Company grant options to them on July 1, 1994, based on such elections in accordance with the 1987 Plan. The option price per share of the Common Stock covered by such options will be $1.00.

     No options may be exercised before the second Annual Meeting of Shareholders of the Company following the date they were granted, except upon a change in control (as defined in the 1987 Plan), or due to retirement from the Board of Directors because of total and permanent disability, expiration of a Director's term of office, or otherwise in accordance with the current Board of Directors' policy or upon the death of the option holder. A notice to exercise an option must be accompanied by full payment of the purchase price for the Common Stock being purchased. The 1987 Plan, which is effective for ten years, is administered by a Committee consisting of three Officers of the Company not entitled to participate in the 1987 Plan.

     In 1990, the Company adopted a Directors' Retirement Plan whereby each non-employee Director who has served as a member of the Board of Directors of the Company five years or more and each former employee Director who has served as a member of the Board of Directors of the Company five years or more after retirement or termination as an employee of the Company will earn an annual retirement benefit of $5,000 plus $1,000 for each year of service as a non-employee Director (prorated for partial years) in excess of five years service, not to exceed a maximum annual benefit of $10,000. Retirement benefits will commence when specified by an eligible Director after retirement from the Board of Directors, but not earlier than age 60 or later than age 70, and will continue for a period equal to the number of full years of service as a non-employee Director, not to exceed 12 years.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows the beneficial ownership of the Company's Common Stock reported to the Company as of January 1, 1994, for each Director and nominee and for each of the Executive Officers named in the Summary Compensation Table (the "Named Executive Officers"), and as a group of Directors and all Executive Officers. For purposes of the table, a person is considered to "beneficially own" any shares of Common Stock (i) over which the person exercises sole or shared voting or investment power or (ii) of which the person has the right to acquire beneficial ownership at any time within 60 days after January 1, 1994.

      Name of Beneficial           Amount and Nature of
           Owner(1)               Beneficial Ownership(2)
- ---------------------------------------------------------

Charlton L. George                            985(3)
Thomas D. Gleason                          14,098(4)
William K. Hall                             6,075(5)
Stephen P. Huffman                         85,574(6)
W. Anthony Huffman                        132,401(7)
Linda B. Keene                                  0
Jack D. Michaels                                0
Donald K. Miller                           52,050(8)
Richard L. Molen                          145,253(9)
Gary E. Morin                              11,595(10)
Stuart J. Northrop                         15,904(11)
James F. Robeson                                0
Boake A. Sells                              5,000
Harry A. Shaw III                         108,225(12)
Geoffrey W. Smith                          50,809(13)
Robin B. Smith                              6,724(14)
Fred G. Wall                               14,465(15)
Robert R. Wieland                          37,239(16)
All Directors, Nominees and
Executive Officers as a Group
(21 persons)                              719,077(17)

- ---------------

 (1) All shares are held with sole voting and sole investment power unless otherwise indicated in the footnotes below.

 (2) No such beneficial owner owns more than one percent of the issued and outstanding shares of Common Stock of the Company. All Directors, Nominees and
     Executive Officers as a group own 4.9 percent of the issued and outstanding shares of Common Stock of the Company as of January 1, 1994.

 (3) Mr. George has sole voting and sole investment power with respect to 540 shares held in his own name. Mr. George has shared voting and shared investment power with respect to 445 shares held by his wife.

 (4) The total amount also includes 11,250 shares as to which Mr. Gleason holds options exercisable within 60 days.

 (5) Mr. Hall has shared voting and shared investment power with respect to 450 shares held jointly with his wife. The total amount also includes 5,625 shares as to which Mr. Hall holds options exercisable within 60 days.

 (6) Mr. Stephen Huffman has sole voting and sole investment power with respect to
     63,918 shares held in trust for the benefit of himself and his family. Mr.
     Huffman has shared voting and shared investment power with respect to 2,706 shares held jointly with his wife and with respect to 7,700 shares held by his children. The total amount also includes 11,250 shares as to which Mr. Huffman holds options exercisable within 60 days.

 (7) Mr. W. Anthony Huffman has sole voting and sole investment power with respect to 112,610 shares, of which 19,410 shares are held by him as custodian for his children. Mr. Huffman has shared voting and shared investment power with respect to 675 shares held by his wife. The total amount also includes 19,116 shares as to which Mr. Huffman holds options exercisable within 60 days.

 (8) Mr. Miller has sole voting and sole investment power with respect to 45,450 shares, of which 16,000 are held by him as custodian for his children. Mr.
     Miller has shared voting and shared investment power with respect to 975 shares held by his wife. The total amount also includes 5,625 shares as to which Mr. Miller holds options exercisable within 60 days.

 (9) Mr. Molen has sole voting and sole investment power with respect to 51,137 shares held in his own name. Mr. Molen has shared voting and shared investment power with respect to 15,548 shares held jointly with his wife. The total amount includes 78,568 shares as to which Mr. Molen holds options exercisable within 60 days.

(10) The total amount also includes 7,845 shares as to which Mr. Morin holds options exercisable within 60 days.

(11) The total amount also includes 11,250 shares as to which Mr. Northrop holds options exercisable within 60 days.

(12) Mr. Shaw has sole voting and sole investment power with respect to 52,886 shares held in his own name. Mr. Shaw has shared voting and shared investment power with respect to 5,265 shares held by his wife. Mr. Shaw also has shared voting and shared investment power with respect to 6,400 shares held by his children. The total amount also includes 43,674 shares as to which Mr. Shaw holds options exercisable within 60 days.
(13) Mr. Smith has sole voting and sole investment power with respect to 39,559 shares, of which 4,663 shares are held in trust for the benefit of his children and 1,743 shares are held by him as custodian for his children. The total amount also includes 11,250 shares as to which Mr. Smith holds options exercisable within 60 days.
(14) The total amount also includes 6,324 shares as to which Ms. Smith holds options exercisable within 60 days.
(15) Mr. Wall has sole voting and sole investment power with respect to 2,598 shares, of which 2,000 shares are held in trust for his benefit. The total amount also includes 11,867 shares as to which Mr. Wall holds options exercisable within 60 days.
(16) Mr. Wieland has shared voting and shared investment power with respect to 13,177 shares held jointly with his wife. Mr. Wieland has shared voting and shared investment power with respect to 262 shares held by his son. The total amount includes 23,800 shares as to which Mr. Wieland holds options exercisable within 60 days.
(17) The total amount includes 265,376 shares of Common Stock which are subject to options exercisable within 60 days.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information with respect to Shareholders known to the Company to be beneficial owners of more than five percent of the Company's Common Stock.

          Name and Address               Amount and Nature of           Percent of
        of Beneficial Owner              Beneficial Ownership            Class(3)
- ------------------------------------    -----------------------     ------------------
Pioneering Management Corporation(1)            788,100                    5.37%
60 State Street
Boston, MA 02114
Brinson Partners, Inc.(2)                       744,050                    5.8 %
Brinson Trust Company
Brinson Holdings, Inc.
209 South LaSalle Street
Chicago, IL 60604

- ---------------

(1) This information is taken from the Schedule 13G, dated February 11, 1994, filed by Pioneering Management Corporation with the Securities and Exchange Commission, which disclosed Pioneering Management Corporation has sole voting power with respect to 788,100 shares, sole investment power with respect to 191,000 shares and shared investment power with respect to 597,100 shares.

(2) This information is taken from the Schedule 13G, dated February 11, 1994, filed by Brinson Partners, Inc., Brinson Trust Company and Brinson Holdings, Inc. with the Securities and Exchange Commission, which disclosed Brinson Partners, Inc. has sole voting power and sole dispositive power with respect to 344,526 shares and Brinson Trust Company has sole voting power and sole dispositive power with respect to 399,524 shares. Brinson Partners, Inc. and Brinson Trust Company are direct and indirect subsidiaries, respectively, of Brinson Holdings, Inc.

(3) Percentages listed are those disclosed in the referenced Schedules 13G and are not verified by the Company.

             REPORT OF COMPENSATION COMMITTEE OF BOARD OF DIRECTORS
                           ON EXECUTIVE COMPENSATION

     Decisions on compensation of the Company's executives are made by the three member Compensation Committee (the "Committee") of the Board of Directors. Each member of the Committee is a non-employee Director. Set forth below is a report submitted by Fred G. Wall (Chairman), Thomas D. Gleason, and William K. Hall in their capacity as the Committee addressing the Company's compensation policies for 1993 as they affected Harry A. Shaw III, the Chairman of the Board who was Chief Executive Officer until April 16, 1993; Richard L. Molen, the current Chief Executive Officer; Gary E. Morin, Robert R. Wieland, Charlton L. George, and W. Anthony Huffman, the four next most highly paid Executive Officers; and the other three Executive Officers of the Company.

COMPENSATION POLICIES TOWARD EXECUTIVE OFFICERS

     The Company's executive compensation program is designed to be closely linked to corporate performance and returns to Shareholders. To this end, the Company has developed an overall compensation strategy and specific compensation plans that tie a significant portion of executive compensation to the Company's success in meeting specified performance goals and to appreciation in the price of the Company's Common Stock. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in the Company's business strategy, to link executive and Shareholder interests through equity based plans, and finally to provide a compensation package that recognizes individual contributions as well as overall business results.

     Approximately every two years and most recently in early 1994, the Committee retained an independent compensation consultant to assess the effectiveness of the Company's executive compensation program and to compare the Company's executive compensation against that of other industrial corporations, adjusted for size. These reviews permit a regular evaluation of the competitiveness of the Company's executive compensation program and its conformance to established compensation strategies.

     The Committee determines the compensation of the 15 most highly compensated corporate executives, including the Executive Officers whose compensation is detailed in this Proxy Statement, and sets policy for the compensation awarded to other management personnel. This is designed to ensure consistency in compensation strategy throughout the Company's compensation program. In reviewing the individual performance of the executives whose compensation is detailed in this Proxy Statement (other than Mr. Shaw and Mr. Molen), the Committee takes into account the views of Mr. Molen.

     The key elements of the Company's 1993 executive compensation program consist of Base Salary, the Profit Sharing Bonus Plan, the Long-Term Incentive Plan and Stock Options, as well as the 1986 CEO Performance Unit and Performance Share Plan (the

"Performance Plan") and the Transition Compensation Agreement (the "Transition Agreement") for Mr. Shaw and the 1993 CEO Long-Term Performance Plan (the "CEO Plan") for Mr. Molen. In addition, while the elements of compensation described below are considered separately, the Committee takes into account the full compensation package afforded by the Company to the individual, including pension benefits, supplemental retirement benefits, severance plans, insurance and other benefits, as well as the programs described below. The recently enacted Revenue Reconciliation Act of 1993 (the "Act") precludes the Company from taking a deduction for certain compensation in excess of $1 million per year paid or accrued with respect to the Chief Executive Officer and the four other highest paid Executive Officers on and after January 1, 1994. As of the date of this Report, neither the Committee nor the Company has taken any action to qualify compensation (not otherwise qualified under the Act) for deduction by the Company. Based on present levels of compensation, it does not appear that any of the named Executive Officers' non-deductible compensation will exceed $1 million in 1994.

BASE SALARY

     Base salary ranges for Executive Officers, as for all other management personnel, are determined by periodic recommendations by an independent compensation consultant (other than the consultant referred to above) who evaluates the responsibilities of each such position, and compares the Company's salary level for the position to comparable positions at other industrial companies nationwide. The comparison is made against other industrial corporations generally rather than just companies in the various industries in which the Company does business because the Committee believes that industrial corporations generally represent the Company's most direct competitors for executive talent. The Company's policy is to establish midpoints of such base salary ranges at the 50th percentile level of industrial midpoints for comparable positions, and to adjust such midpoints annually to maintain that level. Annual salary adjustments within such base salary ranges are determined by evaluating both the performance of the Executive Officer and the Executive Officer's current base salary as a percentage of his or her base salary range midpoint, using a matrix which reflects the Company's overall annual salary increase budget. Generally speaking, the higher the performance level and the lower the percentage that current base salary represents of the base salary range midpoint, the higher the percentage of base salary increase. Performance of an employee is evaluated based upon the employee's accomplishment of duties set forth in the job description for his or her position, objectives established for the employee by his or her supervisor (in the case of Mr. Shaw while Chief Executive Officer, and now Mr. Molen, by the Board of Directors), and general management abilities.

     Mr. Shaw relinquished his position as Chief Executive Officer on April 16, 1993, and thereafter is continuing his employment on a part-time basis until his retirement on July 31, 1996. Mr. Shaw's annual base salary for the period beginning January 1, 1993, through April 30, 1993, was $396,300, the same as in 1992. Pursuant to the terms of the Transition Agreement, Mr. Shaw receives as a base salary for such part-time work for the period beginning May 1, 1993, through April 30, 1994, an annual amount computed by multiplying his actual base salary on May 1, 1993, after annual adjustment on the same basis as the Company adjusts the midpoints of the base salary ranges, by 80 percent. Based on such calculation, Mr. Shaw's base salary for the period beginning May 1, 1993, through April 30, 1994, is $328,453.

     In April, 1993, Mr. Molen's annual base salary was increased from $298,500 to $360,000 to reflect his promotion to Chief Executive Officer and his ongoing contribution to the Company's performance. The Committee also considered the longevity of Mr. Molen's service to the Company and the annual base salaries of other similarly situated chief executive officers.

PROFIT SHARING BONUS PLAN

     Bonus opportunity is extended to virtually all managerial employees of the Company, including its Executive Officers. Individual and corporate performance objectives are established at the beginning of each year. The corporate performance measure for bonus payments is based on return on average net assets ("RONA"), and for 1993 the Committee determined that target level bonus would be achieved when RONA was 11 percent, with threshold level bonus and maximum level bonus being achieved when RONA was 9 percent and 14.2 percent, respectively. Individual performance is based on performance of non-financial goals, which performance is evaluated by the Committee for Mr. Shaw and Mr. Molen, and is evaluated by Mr. Molen, subject to review by the Committee, for other Executive Officers. The Executive Officers are eligible to earn maximum profit sharing bonuses ranging from 60 percent to 100 percent of their annual base salaries, depending on their position, with 80 percent of the bonus based on corporate performance and 20 percent of the bonus based on individual performance.

     In 1993, before adjustment for accounting changes and restructuring, the Company earned a RONA of 8.6 percent. Based on these results, neither Mr. Shaw nor Mr. Molen was awarded a bonus based on corporate performance. Mr. Shaw did receive a bonus of $59,150 for successful performance of individual non-financial goals and Mr. Molen a bonus of $99,275 for successful performance of individual non-financial goals and for achieving record sales and earnings at three Huffy Companies and record sales at a fourth Huffy Company in 1993.

LONG-TERM INCENTIVE PLAN

     Each of the Executive Officers participates in the Company's Long-Term Incentive Plan which is based on the average return on equity ("ROE") achieved by the Company over a three-year period. Under this plan, Executive Officers are each eligible to earn maximum awards ranging from 35 percent to 100 percent of their average annual base salary over the three-year award cycle, depending on position. In 1993, the Company made awards for the three-year award cycle ended December 31, 1992. 50 percent of such award was based upon the Company's average ROE over the three-year award cycle, compared to a ROE target of 14.5 percent established by the Committee prior to the beginning of such three-year period. The other 50 percent of the award was based upon the Company's average ROE over the three-year award cycle, compared to the average ROE of the STANDARD &
POOR'S 400 INDUSTRIALS over the same period, which was

10.8 percent. During the three-year award cycle ended December 31, 1992, the Company's average ROE was 14.4 percent. As a result, in 1993, Mr. Shaw received a payment of $237,698, and Mr. Molen received a payment of $179,060, which represented 67.4 percent of the maximum award for such three-year award cycle.

     Awards for the three-year award cycle ended December 31, 1993, will be determined and paid in the second half of 1994 after the average ROE of the STANDARD & POOR'S 400 INDUSTRIALS becomes available.

STOCK OPTIONS

     Under the Company's 1988 Stock Option Plan and Restricted Share Plan (the "1988 Plan"), which was approved by Shareholders, stock options are granted to the Company's Executive Officers and other key managers. The Committee sets guidelines for the size and frequency of awards of stock option grants which are based upon the employee's position and base salary. All awards are made by the Committee, which has the discretion to elect not to award option grants.

     Stock options are designed to align the interests of Executive Officers with those of the Shareholders. Stock options are granted to Executive Officers with an exercise price equal to the closing market price of the Common Stock on the date of grant and currently become exercisable one-third on or after three years from the date of grant, another one-third on or after four years from the date of grant, and the final one-third on or after five years from the date of grant. This approach is designed to incent the creation of Shareholder value over the long term since the full benefit of the compensation package cannot be realized unless Common Stock price appreciation occurs over a number of years.

     In 1993, Mr. Shaw and Mr. Molen received options to purchase 15,298 and 16,767 shares, respectively, of the Company's Common Stock with an exercise price of $19.00 per share. The options become exercisable ratably over a three-year period beginning in December, 1996. Mr. Shaw beneficially owned 108,225 shares of the Company's Common Stock as of January 1, 1994, and Mr. Molen beneficially owned 145,253 shares of the Company's Common Stock as of such date. The Committee believes that increasing equity interests in the Company held by the Company's management align the interests of Shareholders and management.

1986 CEO PERFORMANCE UNIT AND PERFORMANCE SHARE PLAN

     Performance shares can be earned by Mr. Shaw under the terms of the Performance Plan. In 1988, under the Performance Plan, Mr. Shaw was awarded by the Committee, pursuant to the Performance Plan formula, 34,269 performance units for the five-year award cycle beginning January 1, 1989 and ending December 31, 1993. Under the terms of the Performance Plan, these performance units were eligible for conversion into the same or a greater or lesser number of performance shares, with each performance share having the average value of a share of the Company's Common Stock on the last 13 consecutive Fridays preceding December 31, 1993. In order to be converted into performance shares, the Company's average ROE over the five-year award cycle must equal at least 12.5 percent, and at that level the number of performance shares is equal to 50 percent of the performance units. To receive an equal number of performance shares, the Company's average ROE over the five-year award cycle must equal 15.5 percent. The maximum number of performance shares, equal to 150 percent of the performance units, is achieved if the Company's average ROE is equal to or in excess of 18 percent. In this way, any award is directly dependent on the Company's long term performance and the value of its Common Stock.

     The Company's average ROE for the five-year award cycle ended December 31, 1993 was 12.5 percent. Accordingly, Mr. Shaw's 34,269 performance units were converted into 17,135 performance shares, and Mr. Shaw received a cash payment in 1994 of $321,281 based on the value of such 17,135 performance shares.

1993 CEO LONG-TERM PERFORMANCE PLAN

     Under the CEO Plan, performance awards have been established by the Company whereby Mr. Molen may earn a cash payment if, and only if, the Company achieves the requisite Total Shareholder Return (as defined in the CEO Plan to include the annual rate of growth of the Common Stock and dividends paid on such stock) on a Beginning Share Price (as defined in the CEO Plan) during the applicable performance period. Five performance periods were established, three of which began January 1, 1993, and end December 31, 1995, 1996, and 1997, respectively. The fourth and fifth performance periods begin January 1, 1994, and 1995, respectively, and end December 31, 1998, and 1999, respectively. For the performance periods beginning January 1, 1993, the Beginning Share Price is $16.25. If the Total Shareholder Return for any performance period beginning January 1, 1993, is 15 percent at the end of the performance period, Mr. Molen will receive a performance award, in cash, in the amount of $30,000 for the performance period ending December 31, 1995; $40,000 for the performance period ending December 31, 1996; or $50,000 for the performance period ending December 31, 1997. If the Total Shareholder Return for any such performance period is 19 percent at the end of the performance period, Mr. Molen will receive a performance award, in cash, in the amount of $60,000 for the performance period ending December 31, 1995; $80,000 for the performance period ending December 31, 1996; or $100,000 for the performance period ending December 31, 1997. If the Total Shareholder Return for any such performance period is 27 percent at the end of the performance period, Mr. Molen will receive a performance award, in cash, in the amount of $300,000 for the performance period ending December 31, 1995; $400,000 for the performance period ending December 31, 1996; or $500,000 for the performance period ending December 31, 1997. For the performance period beginning January 1, 1994, and ending December 31, 1998, the Beginning Share Price is $18.50; the threshold, target and maximum performance awards for such period are $55,000, $110,000 and $550,000, respectively. If the Total Shareholder Return over any such performance period is less than 15 percent at the end of the performance period, Mr. Molen will earn no performance award. Similarly, if the Total Shareholder Return over any such performance period is greater than 27 percent at the end of the performance period, Mr. Molen will receive no greater amount than that stated above. The cash amount of a performance award earned shall be determined by linear interpolation if the Total Shareholder Return is greater than 15 percent but less than 27 percent.

CONCLUSION

     Through the programs described above, a very significant portion of the Company's executive compensation is linked directly to individual and corporate performance and Common Stock price appreciation. In 1991, a record performance year for the Company, the majority of the Company's executive compensation resulted from these performance-based variable plans. In 1992, when corporate performance deteriorated, performance-based variable compensation was significantly reduced, and a significant portion of the performance-based variable compensation that was actually paid in 1992 related to performance over a three to five-year period. In 1993, when corporate performance improved over 1992 but did not meet the threshold levels of performance necessary for an award under the Profit Sharing Bonus Plan, again a significant portion of the performance-based variable compensation that was paid in 1993 related to performance over the prior three to five-year period. The Committee intends to continue the policy of linking executive compensation to corporate performance and returns to Shareholders, recognizing that the ups and downs of the business cycle from time to time may result in an imbalance for a particular period.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS(1)

     Thomas D. Gleason, William K. Hall, and Fred G. Wall
- ---------------

(1) Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, this report and the graph set forth on page 21 shall not be incorporated by reference into any such filings.

              CERTAIN RELATIONSHIPS AND OTHER RELATED TRANSACTIONS

     The Company, in the ordinary course of business, selected Columbus Circle Investors in 1991 as one of its four investment advisors for Company pension funds. Mr. Donald K. Miller, a Director of the Company, is the Vice Chairman of Thomson Advisory Group L.P., of which Columbus Circle Investors is a division. Fees paid to Columbus Circle for services rendered in 1993 aggregated $89,688, which fees were generally competitive with those offered by other investment advisors providing similar services.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Stuart J. Northrop, Vice Chairman of the Board of Directors and retired Chairman and Chief Executive Officer of the Company, served during the last fiscal year as an ex-officio member of the Compensation Committee, attending meetings but having no vote on matters brought before the Committee.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER INFORMATION

     The following table shows, for the fiscal years ended December 31, 1991, 1992, and 1993, the cash compensation paid by the Company as well as certain other compensation paid or accrued for those years, to each of the five most highly compensated Executive Officers, including Richard L. Molen, the current Chief Executive Officer of the Company, and to Harry A. Shaw III, Chairman of the Company, who retired as Chief Executive Officer in 1993, in all capacities in which they served:

                           SUMMARY COMPENSATION TABLE

                                                                                               LONG TERM COMPENSATION
                                                                                       ---------------------------------------
                                                     ANNUAL COMPENSATION                        AWARDS               PAYOUTS
                                            --------------------------------------     ------------------------     ----------
                                                                         OTHER                          NUMBER
                                                                         ANNUAL        RESTRICTED         OF
           NAME AND                                                     COMPEN-           STOCK        OPTIONS/        LTIP
      PRINCIPAL POSITION           YEAR     SALARY(1)    BONUS(1)     SATION(2)(3)      AWARD(S)       SARs(4)       PAYOUTS
- -------------------------------    -----    --------     --------     ------------     -----------     --------     ----------
Richard L. Molen                    1993    $341,076     $ 99,275        $2,486            $ 0          16,767      $      (6)
 President and                      1992     292,747       49,375         1,002              0          17,499         179,060
 Chief Executive Officer            1991     275,990      229,500            --              0          13,187         250,943

Harry A. Shaw III                   1993     351,939       59,150         7,558              0          15,298         525,521(5)(6)
 Chairman of the Board              1992     388,648       65,550         2,843              0          23,232         813,200
                                    1991     366,496      304,850            --              0          17,506       1,093,961
Gary E. Morin(8)                    1993     222,547       69,000         3,334              0           8,088             (6)
 Executive Vice President           1992     192,369       47,825        96,343              0           6,130               0
                                    1991     154,894       73,075            --              0           3,941               0
Robert R. Wieland                   1993     191,165       36,725         3,285              0           4,705             (6)
 Vice President-Chief               1992     180,654       19,275         2,726              0           5,587          40,278
 Administrative Officer and         1991     172,000       89,100            --              0           4,184          56,231
 Secretary

Charlton L. George(9)               1993     147,000       30,300         2,818              0           3,773               0
 Vice President-Finance and         1992     145,000       14,800         7,579              0           4,500               0
 Chief Financial Officer            1991      41,827       30,000            --              0           6,527               0

W. Anthony Huffman                  1993     143,500       27,575         2,188              0           3,575             (6)
 Vice President-Corporate           1992     135,815       11,975         1,425              0           4,258          28,328
 Affairs                            1991     127,885       61,900            --              0           3,162          42,319


                                   ALL
                                  OTHER
           NAME AND              COMPEN-
      PRINCIPAL POSITION         SATION(2)(7)
- -------------------------------  --------
Richard L. Molen                 $90,561
 President and                    61,296
 Chief Executive Officer              --

Harry A. Shaw III                128,745
 Chairman of the Board           106,745
                                      --
Gary E. Morin(8)                   8,941
 Executive Vice President          7,618
                                      --
Robert R. Wieland                 66,409
 Vice President-Chief             40,440
 Administrative Officer and           --
 Secretary

Charlton L. George(9)              6,234
 Vice President-Finance and        4,360
 Chief Financial Officer              --

W. Anthony Huffman                45,597
 Vice President-Corporate         27,883
 Affairs                              --

- ---------------

(1) "Salary" and "Bonus" include amounts that would have been payable currently, but were deferred at an election of an Executive Officer, such as through the Company's 401(k) Savings Plan.

(2) In accordance with the transition provisions to the revised rules on executive compensation of the Securities and Exchange Commission, amounts of Other Annual Compensation and All Other Compensation are excluded for the Company's 1991 fiscal year.

(3) The compensation listed represents the amounts reimbursed to the Named Executive Officers for the payment of taxes, including those paid to Mr. Morin in 1991 in connection with his relocation on behalf of the Company from California to Ohio. No perquisites were provided or other personal benefits paid to a Named Executive Officer in 1993 which exceeded the lesser of $50,000 or ten percent of the total annual salary and bonus reported for such Named Executive Officer.

(4) These numbers represent options for shares of the Company's Common Stock granted pursuant to the Company's 1988 Stock Option Plan and Restricted Share Plan. See the next table labeled "Option Grants in Last Fiscal Year" for more detailed information on such options.

(5) Mr. Shaw received payments for the year ended December 31, 1993, pursuant to the 1986 CEO Performance Unit and Performance Share Plan and the Special Phantom Stock Award Agreement, both of which are described later herein under the heading "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

(6) Long Term Incentive Pay also consists of amounts to be paid to each of the Named Executive Officers except Mr. George (who per such plan's terms will be eligible to participate in any award paid for the three-year cycle beginning January 1, 1992) under the Company's Long-Term Incentive Plan discussed later in this Proxy Statement under the table labeled "Long Term Incentive Plans." Awards for the three-year award cycle ended December 31, 1993, will be determined and paid in the second half of 1994 after the average return on equity of the STANDARD & POOR'S 400 INDUSTRIALS becomes available and will be disclosed in the subsequent fiscal year for the year in which earned.

(7) "All Other Compensation" includes (i) Company contributions to the Company's 401(k) Savings Plan in the amount of $2,998 each for Richard L. Molen, Harry
    A. Shaw III, Gary E. Morin, Robert R. Wieland, Charlton L. George, and W. Anthony Huffman to match 1993 pre-tax elective deferral contributions (included under "Salary" and "Bonus") made by each Named Executive Officer to such plan; (ii) amounts distributed of $65,000, $95,000, $48,000, and $35,000, under the Company's Capital Accumulation Plan to Richard L. Molen, Harry A. Shaw III, Robert R. Wieland, and W. Anthony Huffman, respectively, and accrued interest of $7,416, $9,747, $4,873 and $2,863 (being interest earned in excess of 120 percent of the applicable federal long term rate provided under Section 1274(d) of the Internal Revenue Code of 1986, as amended), by Richard L. Molen, Harry A. Shaw III, Robert R. Wieland and W. Anthony Huffman on the Company's Capital Accumulation Plan (Richard L. Molen, Harry A. Shaw III, Robert R. Wieland, and W. Anthony Huffman deferred salary in 1985 and 1986 pursuant to such plan); and (iii) the principal amounts of $15,102, $21,000, $5,943, $10,538, $3,236 and $4,736 credited by the Company for Richard L. Molen, Harry A. Shaw III, Gary E. Morin, Robert
    R. Wieland, Charlton L. George, and W. Anthony Huffman, respectively, pursuant to the Company's Special Deferred Compensation Agreements. Refer to "Employment Contracts and Termination of Employment and Change-in-Control Arrangements" later in this Proxy Statement for descriptions of such special deferred compensation agreements.

(8) Mr. Morin was Vice President - Finance, Chief Financial Officer and Treasurer of the Company in 1991, prior to accepting in such year the position of President and General Manager of Washington Inventory Service, a wholly owned subsidiary of the Company. Mr. Morin was named Executive Vice President of the Company in February, 1993.

(9) Mr. George commenced his employment with the Company in September, 1991.

STOCK OPTIONS

     The following table contains information concerning the grant of stock options under the Company's 1988 Stock Option Plan and Restricted Share Plan ("1988 Plan") to the Named Executive Officers for the year ended December 31, 1993, all of which are reflected in the Company's Summary Compensation Table:

                       OPTION GRANTS IN LAST FISCAL YEAR


                                            INDIVIDUAL GRANTS
                          ------------------------------------------------------     POTENTIAL REALIZABLE
                                        % OF TOTAL                                     VALUE AT ASSUMED
                          NUMBER OF      OPTIONS        EXERCISE                     ANNUAL RATES OF STOCK
                          SECURITIES    GRANTED TO      OR BASE                       PRICE APPRECIATION
                          UNDERLYING    EMPLOYEES        PRICE                        FOR OPTION TERM(3)
                           OPTIONS      IN FISCAL         PER         EXPIRATION     ---------------------
         NAME             GRANTED(1)       YEAR         SHARE(2)         DATE           5%          10%
- ----------------------    ---------     ----------     ----------     ----------     --------     --------
Richard L. Molen            16,767         11.81%        $19.00        12/10/03      $200,349     $507,723

Harry A. Shaw III           15,298         10.77%         19.00        12/10/03       182,796      463,240

Gary E. Morin                8,088          5.70%         19.00        12/10/03        96,643      244,914

Robert R. Wieland            4,705          3.31%         19.00        12/10/03        56,220      142,473

Charlton L. George           3,773          2.66%         19.00        12/10/03        45,084      114,251

W. Anthony Huffman           3,575          2.52%         19.00        12/10/03        42,718      108,255

- ---------------

(1) The options were granted pursuant to Company's 1988 Plan which was approved by the Shareholders. All options granted under the 1988 Plan in 1993 are non-qualified stock options. No stock appreciation rights were granted and no restricted shares were awarded under the 1988 Plan in 1993.

(2) The Common Stock closing market price on date of grant, December 10, 1993, was $19.00. The exercise price may be paid in cash or in shares of Common Stock valued at fair market value on the date of delivery or by a combination of cash and Common Stock. The options become exercisable ratably over a three-year period beginning in 1996. Upon a change in control (as defined in the 1988 Plan), all options then outstanding become fully and immediately exercisable and the then outstanding option of an employee whose employment is terminated, except for cause, within three months of such change in control shall remain exercisable for three months from the date of such termination, but not after the expiration of the exercise period. Those employees who terminate employment due to disability or retirement may exercise non-qualified stock options after such termination of employment until the latter of (a) one year after the first exercise date for the last shares to become exercisable under the terms of the option grant, or (b) three years after the date of the employee's termination of employment. Under the 1988 Plan, upon the death of an employee or a retired or disabled former employee, all options under the 1988 Plan shall remain exercisable for six months following the date of death. Except as set forth above, upon termination of employment, all options terminate.

(3) Calculated on option terms of ten years beginning December 10, 1993, through December 10, 2003, with annual compounding. The dollar amounts under these columns are the result of calculations at the five percent and ten percent rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation of the Company's Common Stock. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during the year ended December 31, 1993, and unexercised options held as of December 31, 1993:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                  NUMBER OF SECURITIES
                                           VALUE REALIZED        UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED
                           NUMBER OF       (MARKET PRICE               OPTIONS AT                   IN-THE-MONEY OPTIONS
                             SHARES         AT EXERCISE            FISCAL YEAR-END(1)             AT FISCAL YEAR-END(1)(2)
                          ACQUIRED ON      LESS EXERCISE      -----------------------------     -----------------------------
         NAME               EXERCISE           PRICE)         EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
- ----------------------    ------------     --------------     -----------     -------------     -----------     -------------
Richard L. Molen                  0           $      0           78,568           67,668         $ 805,305        $ 212,168

Harry A. Shaw III            59,816            909,963           43,674           82,878           373,027          281,719

Gary E. Morin                     0                  0            7,845           24,585            56,152           67,665

Robert R. Wieland                 0                  0           23,800           20,963           238,665           67,982

Charlton L. George                0                  0                0           14,800                 0           18,000

W. Anthony Huffman                0                  0           19,116           16,154           192,396           53,466

- ---------------

(1) The number of unexercised options includes options granted under the Company's 1984 Stock Option Plan ("1984 Plan") (after December, 1987, no further options or stock appreciation rights ("SARs") were granted under the 1984 Plan) and the 1988 Plan. No SARs were issued or outstanding in 1993, under the 1984 Plan or 1988 Plan.

(2) The value of "in the money" options is calculated on a per share basis as the amount, by which the fair market value of a share of the underlying Common Stock represented by an option exceeds, as of December 31, 1993, the per share exercise price of the option.

LONG TERM INCENTIVE PLANS

     The following table provides information concerning awards made to the Named Executive Officers during the last fiscal year under the Company's 1993 CEO Long-Term Performance Plan ("CEO Plan") and the Long-Term Incentive Plan ("LTIP"). Payments made under the LTIP for the year ended December 31, 1993, are reported in the Summary Compensation Table.

            LONG TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                                     PERFORMANCE OR
                                                      OTHER PERIOD         ESTIMATED FUTURE PAYOUTS UNDER
                                                         UNTIL              NON-STOCK PRICE BASED PLAN(3)
                        NUMBER OF SHARES, UNITS      MATURATION OR      -------------------------------------
        NAME                OR OTHER RIGHTS              PAYOUT         THRESHOLD      TARGET        MAXIMUM
- --------------------    ------------------------     --------------     ---------     ---------     ---------
Richard L. Molen                  (1)                3 years ending     $ 30,000      $ 60,000      $300,000
                                                        12/31/95
                                  (1)                4 years ending       40,000        80,000       400,000
                                                        12/31/96
                                  (1)                5 years ending       50,000       100,000       500,000
                                                        12/31/97
                                  (2)                3 years ending       83,520       167,039       334,077
                                                        12/31/95
Harry A. Shaw III                 (2)                3 years ending       97,675       195,350       390,699
                                                        12/31/95
Gary E. Morin                     (2)                3 years ending       51,816       103,633       207,265
                                                        12/31/95
Robert R. Wieland                 (2)                3 years ending       17,701        35,202        70,403
                                                        12/31/95
Charlton L. George                (2)                3 years ending       13,775        27,393        54,784
                                                        12/31/95
W. Anthony Huffman                (2)                3 years ending       12,816        25,488        50,975
                                                        12/31/95

- ---------------

(1) Pursuant to the terms of the Company's CEO Plan, performance awards are paid in cash. In order for such awards to be earned, the Total Shareholder Return (as defined in the CEO Plan) on a Beginning Share Price (as defined in such plan) of $16.25 for the performance periods must equal at least 15 percent for the threshold payment, 19 percent for the target payment, and 27 percent for the maximum payment. Additional discussion of the CEO Plan is contained under the heading "Employment Contracts and Termination of Employment and Changes-in-Control Arrangements" later in this Proxy Statement.

(2) Awards under the Company's LTIP are payable during the year following the end of a three-year award cycle. Under the LTIP, awards, if any, are made to Executive Officers based on the following criteria: 50 percent on the average return on equity performance of the Company over the award cycle as compared to a targeted average return on equity level established by the Compensation Committee of the Board of Directors and 50 percent based on the Company's average return on equity performance as compared to the STANDARD & POOR'S 400 INDUSTRIALS average return on equity over the same three-year period.

(3) The amounts calculated assume six percent annual base salary increases.

PERFORMANCE GRAPH

Set forth below is a line graph comparing the yearly percentage change in the Company's cumulative total Shareholder return on its Common Stock with the STANDARD & POOR'S 500 COMPOSITE STOCK INDEX ("S&P 500") and the STANDARD & POOR'S COMPOSITE LEISURE TIME INDEX ("Leisure Index") for the five-year period ended December 31, 1993:

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                 HUFFY CORPORATION, S&P 500 AND LEISURE INDEX*

      MEASUREMENT PERIOD             HUFFY         LEISURE
    (FISCAL YEAR COVERED)         CORPORATION       INDEX            S&P 500
1988                                       100             100             100
1989                                       138              95             128
1990                                       115              55             130
1991                                       255              70             170
1992                                       190              90             180
1993                                       220             105             190

* Assumes $100 invested on December 31, 1988 in Company Common Stock, the S&P 500 and the Leisure Index and the reinvestment of dividends.

PENSION PLAN TABLE

     The Company's Salaried Employees' Retirement Plan (the "Retirement Plan") is a defined benefit pension plan which provides benefits to salaried employees not otherwise covered under another pension plan of the Company. The following table shows the estimated annual benefits (assuming payments made on the normal life annuity with 12 months certain) payable upon retirement at age 65 to an employee in specified compensation and years of service classifications.(1)

                                       YEARS OF SERVICE
                 ------------------------------------------------------------
COMPENSATION        15           20           25           30           35
- -----------------------------------------------------------------------------
 $  100,000      $ 21,559     $ 27,912     $ 34,265     $ 40,618     $ 40,618
    250,000        55,309       72,912       90,515      108,118      108,118
    500,000       111,559      147,912      184,265      220,618      220,618
    750,000       167,809      222,912      278,015      333,118      333,118
  1,000,000       224,059      297,912      371,765      445,618      445,618
  1,250,000       280,309      372,912      465,515      558,118      558,118
  1,500,000       336,559      447,912      559,265      670,618      670,618

- ---------------

(1) The Internal Revenue Code of 1986, as amended (the "Code"), places certain limitations on the annual pension benefits which can be paid from the Retirement Plan. Such limitations are not reflected in the table. This table reflects the total aggregate benefits payable annually upon retirement under both the Retirement Plan and the Company's Supplemental/Excess Benefit Plan (the "Benefit Plan"), which is discussed below. The Benefit Plan requires an offset of one-half of the Social Security primary insurance amount ("PIA"), and such amount has been deducted from the figures in the table. The PIA amount used in developing the above figures is $13,764. Thus, the offset is $6,882 for a person with 30 or more years of service.

     Monthly benefits upon normal retirement (age 65) are the sum of (i) 0.9 percent of final average monthly compensation (as defined under the Retirement Plan to include salary, incentive compensation, commissions and overtime pay and based upon the highest three consecutive years in the last ten) up to the monthly Social Security Covered Compensation Amount, plus 1.3 percent of the amount by which final average monthly compensation exceeds the monthly Social Security Covered Compensation Amount, times years of service (to a maximum of 30 years) and (ii) .075 percent of final average monthly compensation (to a maximum of $4,166.67) times years of service (to a maximum of 20 years). Additional provisions for early retirement are included. Mr. Molen has 25 years of credited service, Mr. Shaw has 24 years of credited service, Mr. Morin has 4 years of credited service, Mr. Wieland has 17 years of credited service, Mr. George has 2 years of credited service, and Mr. Huffman has 19 years of credited service and 1993 annual covered compensation, to the extent determinable, for purposes of the Retirement Plan and the Benefit Plan for Richard L. Molen, Harry A. Shaw III, Gary E. Morin, Robert R. Wieland, Charlton L. George and W. Anthony Huffman is $604,708, $636,008, $321,477, $264,587, $173,975 and $196,769, respectively.

     The Company has also established the Benefit Plan which provides additional benefits to participants in the Retirement Plan whose benefits are reduced by limitations imposed under Sections 415 and 401(a)(17) of the Code and Section 2004 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Under the

Benefit Plan, Executive Officers and certain key employees will receive, at the same time and in the same form as benefits paid under the Retirement Plan, additional benefits in a monthly amount which, when added to the benefits paid to the participant under the Retirement Plan, will equal the benefit amount such participant would have earned but for the limitations imposed by the Code and ERISA to the extent such limitations apply, and the amount by which the sum of 45 percent of final average monthly compensation (as defined under the Benefit Plan to include salary and bonus and based upon the highest three years in the last ten) less 50 percent of the monthly PIA payable under Social Security, with the difference prorated for less than 30 years of service, plus $2,500 per year, exceeds benefits payable only under the Retirement Plan. The Benefit Plan also provides that Executive Officers and certain key employees will be provided benefits beginning at age 58, in an amount equal to such participants' then accrued benefits without actuarial reduction for early commencement in the event of (i) a "change-in-control" of the Company, as defined in the Benefit Plan, and
(ii) subsequent termination of employment. Except as noted in the preceding sentence, benefits under the Benefit Plan will be reduced to an actuarial equivalent to reflect early distribution in the same manner as benefits under the Retirement Plan.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     There are no employment contracts between the Company and any Executive Officers of the Company.

     The Named Executive Officers and certain other key employees of the Company each have a Special Deferred Compensation Agreement pursuant to which on each January 1 the Company credits to an account for such employee an amount equal to two percent of the aggregate of the base salary paid in the preceding calendar year and bonus paid or credited to such employee under the Profit Sharing Bonus Plan for preceding calendar year results. The aggregate amount in such account is to be paid to the employee, subject to certain forfeitures, following termination of employment. Such amounts for calendar year 1993 have been included in the Summary Compensation Table.

     Named Executive Officers (except for Gary E. Morin and Charlton L. George) have deferred compensation and receive benefits under the Company's Capital Accumulation Plan (the "Capital Accumulation Plan") adopted in 1985. No current compensation is being deferred by Executive Officers under the Capital Accumulation Plan at the present time. Based upon the amount of such compensation deferred in 1985 and 1986, the Company has agreed to pay certain annual amounts (i) on the first day of each of the eighth through eleventh years following the deferral to each such participant and (ii) generally beginning at age 65 or upon retirement, whichever occurs later, to each such participant or to designated beneficiaries upon such participant's death after retirement, until such participant reaches (or would have reached) age 80. These annual amortized amounts will be calculated on the basis of attributing from 19 to 24 percent per annum interest to the deferrals, with each payment under clause (i) above equalling the amount of the original deferral. A lump sum benefit equal to any remaining balance of deferred amounts, with annual interest at the rate noted below, will be paid in lieu of any annual benefits if (i) a participant terminates employment with the Company other than by death or disability prior to retirement (10 percent interest) or the Company terminates the participant's employment for certain reasons other than cause or competing with the Company (20 percent interest); (ii) a participant dies prior to retirement (20 percent interest); or (iii) the Capital Accumulation Plan is terminated by the Company because a change in federal or state laws, or judicial or administrative interpretation thereof, has materially affected its cost to the Company (20 percent interest). The Company will make supplemental pension payments to persons participating in the Capital Accumulation Plan to the extent pension benefits are reduced due to participation in such plan. Distributions made and interest accrued in excess of 120 percent of the applicable federal long term interest rate provided under
Section 1274(d) of the Code for the benefit of the Named Executive Officers has been included in the Summary Compensation Table.

     Richard L. Molen, Harry A. Shaw III, Gary E. Morin, Robert R. Wieland, and Charlton L. George have each entered into a severance agreement with the Company pursuant to which the Company has agreed to provide an irrevocable letter of credit from a commercial bank (or to fund an escrow account if such letter of credit cannot be promptly issued) in the event a change-in-control (as defined in the agreements) of the Company is threatened. The letter of credit is to be for an amount equal to three times the sum of each such person's current annual salary, bonus award for the most recently completed fiscal year, and Long-Term Incentive Compensation Plan award for the most recently completed period, plus two times the Company's cost of current benefits for three years (unless the Company agrees to provide the same) and a gross-up amount for applicable excise taxes, if any. If the employment of said person terminates, for any reason other than disability, retirement or death, within two years after a change-in-control of the Company occurs, the person or the person's beneficiaries shall be entitled to the above described amount in a lump sum payment. If proper demand for such payment is not made within two years from the date of the change-in-control event, the Company may terminate the letter of credit or withdraw the funds in the escrow account. If such person's employment is terminated prior to the occurrence of a change-in-control of the Company, payment under the severance agreement is forfeited.

     W. Anthony Huffman has entered into a severance agreement with the Company which would require the Company to immediately fund an escrow account for him in the event a change-in-control (as defined in the agreement) of the Company is threatened. In such event, the Company must deposit into such account for the benefit of Mr. Huffman an amount equal to two times the sum of his current annual salary, bonus award for the most recently completed year, and the Long-Term Incentive Compensation Plan payment awarded, or to be awarded, on the January 1 nearest to the date of the occurrence requiring the escrow deposit. If his employment terminates, for any reason other than disability, retirement, or death, within two years after a change-in-control of the Company occurs, Mr. Huffman shall be entitled to benefit payments from such escrow in the aggregate amount described above. Payment of such escrow fund amount shall be made in 24 monthly installments. The escrow account shall terminate and all funds therein shall be returned to the Company two years following deposit of said funds in the escrow account if proper demand for said funds is not made by Mr. Huffman under the terms of the severance agreement. If his employment is terminated prior to the occurrence of a change-in-control of the Company, escrow payments are forfeited.

     Mr. Molen receives benefits under a Restricted Stock Unit Program (the "COO Program") dated January 1, 1987, whereby he received grants of 11,250 restricted units (adjusted to reflect subsequent stock splits) on January 1, 1987, 1988, 1989, 1990, and 1991. A restricted unit is equivalent when earned to a share of the Company's Common Stock valued at fair market value (as defined in the COO Program). The restricted units will fully vest on January 1, 1997, 1998, 1999, 2000, and 2001, respectively, subject to (i) earlier vesting due to, among other things, a change-in-control of the Company (as described in the COO Program), and (ii) forfeiture due to, among other things, termination for cause. Upon grant, the restricted units will accumulate additional restricted units equal to dividends paid on the Company's Common Stock. Once vested, the then actual value of each restricted unit will be paid in cash. The COO Program requires Mr. Molen not to compete with the Company for a period of five years following termination of his employment.

     Mr. Molen also receives benefits under the 1993 CEO Long-Term Performance Plan ("CEO Plan"), effective January 1, 1993. Under the CEO Plan, performance awards have been established by the Company whereby Mr. Molen may earn a cash payment if, and only if, the Company achieves the requisite Total Shareholder Return (as defined in the CEO Plan to include the annual rate of growth of the Common Stock and the dividends paid on such stock) on a Beginning Share Price (as defined in the Plan) during the applicable performance period. Five performance periods were established, three of which began January 1, 1993, and end December 31, 1995, 1996, and 1997, respectively. The fourth and fifth performance periods begin January 1, 1994, and 1995, respectively, and end December 31, 1998, and 1999, respectively. For the performance periods beginning January 1, 1993, the Beginning Share Price is $16.25. If the Total Shareholder Return for any performance period beginning January 1, 1993, is 15 percent at the end of the performance period, Mr. Molen will receive a performance award, in cash, in the amount of $30,000 for the performance period ending December 31, 1995; $40,000 for the performance period ending December 31, 1996; or $50,000 for the performance period ending December 31, 1997. If the Total Shareholder Return for any such performance period is 19 percent at the end of the performance period, Mr. Molen will receive a performance award, in cash, in the amount of $60,000 for the performance period ending December 31, 1995; $80,000 for the performance period ending December 31, 1996; or $100,000 for the performance period ending December 31, 1997. If the Total Shareholder Return for any such performance period is 27 percent at the end of the performance period, Mr. Molen will receive a performance award, in cash, in the amount of $300,000 for the performance period ending December 31, 1995; $400,000 for the performance period ending December 31, 1996; or $500,000 for the performance period ending December 31, 1997. If the Total Shareholder Return over any such performance period is less than 15 percent at the end of the performance period, Mr. Molen will earn no performance award. Similarly, if the Total Shareholder Return over any such performance period is greater than 27 percent at the end of the performance period, Mr. Molen will receive no greater amount than that stated above. The cash amount of a performance award earned shall be determined by linear interpolation if the Total Shareholder Return is greater than 15 percent but less than 27 percent. For the performance period beginning January 1, 1994, and ending December 31, 1998, the Beginning Share Price is $18.50; the threshold, target and maximum performance awards for such period are $55,000, $110,000 and $550,000, respectively.

     The Compensation Committee of the Board of Directors administers the CEO Plan. For the performance period beginning January 1, 1995, the Compensation Committee will establish, prior to the beginning of such performance period, the performance measurements and award levels which will assure Mr. Molen a long term compensation opportunity which is then competitive in the marketplace. In the event Mr. Molen ceases to be employed by the Company for any reason other than death, permanent disability or change of control (as defined in the CEO
Plan) prior to completion of a performance period, the performance award will be forfeited, and no payment with respect thereto shall be made to Mr. Molen unless determined otherwise by the Compensation Committee. In the event of (a) death or permanent disability, or (b) a change of control, subsequent to which Mr. Molen's employment is terminated, Mr. Molen, or his estate, as the case may be, will be entitled to receive payment with respect to the performance award(s) for the performance period(s) ending the last day of the calendar year in which the death, disability or change-of-control occurs.

     Mr. Shaw receives benefits under a Special Phantom Stock Award Agreement entered into as of March 28, 1980, as amended. Under such agreement, five accounts were established for him in 1980, 1981, 1982, 1983, and 1984. Upon establishment of each account, 10,800 units (adjusted to reflect subsequent stock splits) were entered into each such account. Since its establishment, each account has been credited with additional units reflecting per share dividend equivalents for each unit. Ten years from the establishment of each account, each account was or will be credited with (i) any increase in value of a share of Common Stock over $5.29 per share (adjusted to reflect subsequent stock splits) for each of the first 10,800 units in the account and (ii) the then current value of a share of Common Stock for each unit in excess of the 10,800 units originally placed in the account. The amounts so credited are paid in cash. If Mr. Shaw's employment with the Company is severed for cause, Mr. Shaw will forfeit all amounts credited to each account but not paid; if the Company merges into or is acquired by another person, or sells substantially all of its assets and within six months following the date of such event Mr. Shaw terminates his employment, there is no forfeiture; and if Mr. Shaw's employment is severed after March 1, 1990, by Mr. Shaw without Company consent, Mr. Shaw will forfeit 20 percent of all amounts thereafter payable to him.

     Mr. Shaw receives benefits under the 1986 CEO Performance Unit and Performance Share Plan ("Performance Plan"). Under the Performance Plan, Mr. Shaw has been granted performance units in the amounts of 34,269 performance units for the performance period beginning January 1, 1989, and ending December 31, 1993; 32,792 performance units for the performance period beginning January 1, 1990, and ending December 31, 1994; 31,454 performance units for the performance period beginning January 1, 1991, and ending December 31, 1995; and 29,520 performance units for the performance period beginning January 1, 1992, and ending December 31, 1996. A performance share has a cash value equal to the Share Price (as defined in the Performance
Plan). Payments for performance shares are made in cash. The measure of performance is the Company's arithmetic average of returns on equity ("Average ROE") for each year of the performance period. For any year of a performance period beginning before December 31, 1989, Average ROE is calculated as the return on the Company's beginning shareholders' equity for such year and, for any year of a performance period beginning on or after January 1, 1990, Average ROE is calculated as the return on the Company's average shareholders' equity for such year. The performance periods are of five-year duration. If the Average ROE over a performance period is less than the threshold level (12.5 percent for performance periods beginning before December 31, 1989, or 13.5 percent for performance periods beginning on or after January 1, 1990), Mr. Shaw will receive nothing for such period. If the Average ROE over a performance period is equal to or exceeds the threshold level, Mr. Shaw will receive performance shares equal to at least 50 percent (for the threshold level) of the performance units granted for such period up to a maximum of 150 percent (for 18 percent or greater Average ROE for performance periods beginning before December 31, 1989, or 20.5 percent for performance periods beginning on or after January 1, 1990) of the performance units. The Compensation Committee of the Board of Directors administers the Performance Plan. Mr. Shaw's right to the performance units or shares may be forfeited (i) if Mr. Shaw is no longer employed by the Company for reasons other than retirement, death, disability or change-in-control (as described in the Performance Plan) or (ii) if the Compensation Committee determines there is cause (as defined in the Performance Plan) for forfeiture.

     Generally, a "change-of-control" or "change-in-control", as defined in the above-referenced plans and agreements, is the acquisition by another person or persons other than directly from the Company of more than 20 percent of the Company's outstanding shares of Common Stock; a merger, consolidation or other combination of the Company with one or more corporations as a result of which more than 49 percent of the voting stock of the merged, consolidated or combined corporation is held by former shareholders of the corporations other than the Company; a tender offer for, or a request for invitations for the tender of, shares of Common Stock of the Company by any person; or the election to the Board of Directors of the Company by the shareholders of two or more persons not nominated as candidates for the Board of Directors in proxy statements furnished during such period on behalf of the Board of Directors of the Company.

     Mr. Shaw has entered into an amended and restated Transition Compensation Agreement (the "Transition Agreement"), dated February 15, 1993, with respect to his compensation and benefits from and after April 30, 1993. The Transition Agreement provides that Mr. Shaw will receive as a base salary for such part-time work an annual amount computed by multiplying his actual base salary, adjusted annually on the same basis as the Company adjusts the midpoints of its base salary ranges, by 80 percent for the period May 1, 1993, through April 30, 1994; 60 percent for the period May 1, 1994, through April 30, 1995; and 40 percent for the period May 1, 1995, through July 31, 1996. If Mr. Shaw's employment is involuntarily terminated for reasons other than death or permanent disability or he is required to elect early retirement in lieu of such involuntary termination, all compensation described above shall cease upon such termination of employment, but the Company will provide Mr. Shaw with the same retirement benefits as to which he would have been entitled had he retired on July 31, 1996. If Mr. Shaw shall die or be permanently disabled, all compensation described above shall cease upon the occurrence of such event and the Company shall provide Mr. Shaw (or his beneficiary or estate) with those benefits to which Mr. Shaw (or his beneficiary or estate) is entitled after such death or permanent disability under the terms of certain Company plans in which he currently participates as well as retirement benefits as to which he (or his beneficiary or estate) would have been entitled had he retired on July 31, 1996. The Transition Agreement requires Mr. Shaw not to compete with the Company or engage in any business which is a major customer of the Company or which seeks to control the Company during the period benefits are paid to him under the Transition Agreement and for a period of two years thereafter. Mr. Shaw will continue to participate in the Profit Sharing Bonus Plan, the Long-Term Incentive Plan, the Special Deferred Compensation Plan, the Performance Plan, and the 1989 Employee Stock Purchase Plan through his July 31, 1996, retirement date and will also be eligible to receive grants of stock options at the times grants are made to other Executive Officers and to defer all or any of his compensation through July 31, 1996.

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, upon recommendation of its Audit Committee, has appointed the firm of KPMG Peat Marwick as independent public accountants for the Company for calendar year 1994, subject to ratification by the Shareholders. The firm of KPMG Peat Marwick has served as independent public accountants for the Company since 1962. The Board of Directors recommends ratification of this appointment. One or more members of KPMG Peat Marwick will attend the Annual Meeting with an opportunity to make a statement if they desire to do so and to respond to such appropriate questions as may be asked by Shareholders.

     THE PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG PEAT MARWICK REQUIRES THE AFFIRMATIVE VOTE BY THE HOLDERS OF A MAJORITY OF THE COMMON STOCK PRESENT IN PERSON OR REPRESENTED BY PROXY AT THE MEETING. SHARES AS TO WHICH THE AUTHORITY TO VOTE IS WITHHELD AND BROKER NON-VOTES ARE NOT COUNTED TOWARD THE ELECTION OF DIRECTORS OR TOWARD THE ELECTION OF THE INDIVIDUAL NOMINEES SPECIFIED ON THE PROXY CARD.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                             SHAREHOLDER PROPOSALS

     Proposals of Shareholders intended to be presented at the 1995 Annual Meeting of Shareholders must be received by the Company by November 7, 1994, for inclusion in the Company's Proxy Statement and proxy relating to the 1995 Annual Meeting of Shareholders.

                                 OTHER MATTERS

     The Board of Directors does not intend to present to the meeting any matters other than those hereinbefore mentioned. It does not know of anything that will be presented by other parties. However, if any other matters shall properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote thereon according to their discretion and best judgment.

                                                By order of the Board of
                                                Directors

                                                /s/ Robert R. Wieland
                                                --------------------
                                                Robert R. Wieland
                                                Secretary
Dayton, Ohio
March 8, 1994

                               HUFFY CORPORATION

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
               FOR ANNUAL MEETING OF SHAREHOLDERS, APRIL 15, 1994

The undersigned hereby appoints Boake A. Sells, Geoffrey W. Smith, and Robin B. Smith, and each of them, his proxies, with power of substitution, to vote all shares of Common Stock of HUFFY CORPORATION, an Ohio corporation, which he may be entitled to vote at the Annual Meeting of Shareholders of said corporation to be held April 15, 1994, and at any adjournment(s) thereof, on the following matters, all of which are described in the Proxy Statement, receipt of which is hereby acknowledged:

1. ELECTION OF DIRECTORS

   / / FOR the election of William K. Hall, Stephen P.            / / WITHHOLD AUTHORITY for the election of William K.
       Huffman, Donald K. Miller, Richard L. Molen and Fred           Hall, Stephen P. Huffman, Donald K. Miller, Richard L.
       G. Wall, each for a term of three years, Jack D.               Molen and Fred G. Wall, each for a term of three
       Michaels and James F. Robeson, each for a term of two          years, Jack D. Michaels and James F. Robeson, each
       years, and Linda B. Keene for a term of one year               for a term of two years, and Linda B. Keene for a
       (except as indicated below).                                   term of one year.

   (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
                 THAT NOMINEE'S NAME IN THE SPACE BELOW)

- --------------------------------------------------------------------------------

2. RATIFICATION OF APPOINTMENT OF KPMG PEAT MARWICK AS INDEPENDENT PUBLIC ACCOUNTANTS FOR CALENDAR YEAR 1994
                   FOR / /                AGAINST / /                ABSTAIN / /

              (Continued and to be dated and signed on other side)

THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF ANY SPECIFICATIONS TO THE CONTRARY, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL LISTED NOMINEES AND FOR ALL THE OTHER MATTERS LISTED ON THE REVERSE SIDE OF THIS CARD. EXCEPT FOR THE MATTERS LISTED ON THE REVERSE SIDE OF THIS CARD, THE BOARD OF DIRECTORS AT PRESENT KNOWS OF NO BUSINESS OTHER THAN OF A ROUTINE NATURE TO BE BROUGHT BEFORE THE MEETING. IF ANY OTHER BUSINESS IS BROUGHT BEFORE THE MEETING, THIS PROXY WILL BE VOTED ACCORDING TO THE APPOINTED PROXIES' DISCRETION AND BEST JUDGMENT. IF CUMULATIVE VOTING IS ELECTED, VOTES CAST PURSUANT TO THIS PROXY WILL BE DISTRIBUTED AMONG THE ABOVE NOMINEES AT THE DISCRETION OF SAID PROXIES.

The undersigned ratifies all that said proxies, or any of them, or their substitute or substitutes, may lawfully do by virtue hereof, and revokes any proxies heretofore given by the undersigned to vote at said Annual Meeting or adjournment(s) thereof.
                                                Dated                     , 1994

                                                --------------------------------

                                                --------------------------------

                                                (Please sign exactly as name
                                                appears opposite. If signing in
                                                fiduciary or representative
                                                capacity, please give full title
                                                as such. If shares are
                                                registered in more than one
                                                name, all holders must sign. If
                                                signature is for a corporation,
                                                the handwritten signature and
                                                title of an authorized officer
                                                is required, together with the
                                                full corporate name.)

                                   Proxy Card